Exhibit 3.2

SL GREEN REALTY CORP.

ARTICLES OF AMENDMENT

SL GREEN REALTY CORP., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended, effective at the Effective Time (as defined below) to decrease the par value of each authorized share of Common Stock of the Corporation from $0.0102918 per share to $0.01 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by the Maryland General Corporation Law (the “MGCL”), and is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the foregoing amendment to the Charter.

FOURTH: These Articles of Amendment shall become effective at 5:01 p.m. Eastern Standard Time on January 20, 2021 (the, “Effective Time”).

FIFTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer of the Corporation acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Financial Officer and attested to on its behalf by its Secretary on this 15th day of January, 2021.

ATTEST:	SL GREEN REALTY CORP.

/s/ Andrew S. Levine	By:	/s/ Matthew J. DiLiberto
Name: Andrew S. Levine	Name:	Matthew J. DiLiberto
Title: Secretary	Title:	Chief Financial Officer

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